UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/12/2011

VeriFone Systems, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-32465

Delaware	04-3692546
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

2099 Gateway Place, Suite 600
San Jose, CA 95110
(Address of principal executive offices, including zip code)

408-232-7800
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On November 12, 2011, VeriFone Nordic AB ("VeriFone Nordic"), an indirect wholly-owned subsidiary of VeriFone Systems, Inc. ("VeriFone"), entered into a Sale and Purchase Agreement (the "SPA") with Point Luxembourg Holding S.A.R.L. and Electronic Transaction Group Limited, as Sellers, under which VeriFone Nordic agreed, subject to the terms and conditions set forth in the SPA, to acquire all of the outstanding share capital of Electronic Transaction Group Nordic Holding AB, a Swedish company operating the Point International business, Northern Europe's largest provider of payment and gateway services and solutions for retailers (collectively, "Point").

Upon and subject to the closing of the transaction, VeriFone will pay approximately EUR 600 million to acquire all of the equity of Point and will also retire existing Point debt of approximately EUR 170 million.

The transaction is expected to close on December 30, 2011, which date may be extended by VeriFone Nordic (1) to a date no later than March 31, 2012, in the event of certain legal proceedings or governmental or regulatory proceedings related to the transaction or (2) to a date no later than February 1, 2012, in the event that VeriFone Nordic provides timely notice that, in its reasonable judgment based on the advice of the providers of its debt financing described below, an extension of time is required in order to successfully market and syndicate the debt financing. In the event that as a result of one of these events, there is a delay in closing, VeriFone Nordic will pay interest at a rate of 5% per annum on the equity purchase price from January 3, 2012 (or from February 1, 2012 if the Sellers have not provided to VeriFone by November 21, 2011 certain information to be utilized by VeriFone in connection with the debt financing) to the closing.

The SPA contains representations, warranties and covenants of the parties that are customary for a sale by a financial investor in the Nordic market. In particular, the Sellers make certain representations and warranties related to the business in which it operates, including with respect to its assets, financial statements, transactions with affiliates and certain legal and contractual matters. VeriFone Nordic also makes a representation that it has sufficient financing in order to complete the transaction and that, to its knowledge, there is no breach of the SPA.

The Sellers have agreed to certain covenants in the SPA, including a covenant to carry on the business being transferred in the ordinary course consistent with past practices and in all material respects in compliance with applicable law and not to engage in certain kinds of transactions during the period prior to closing. The Sellers have also agreed to cooperate in certain specific ways with the completion of VeriFone Nordic's financing for the transaction. As noted above, VeriFone Nordic has represented in the SPA that it will have sufficient funds to consummate the transaction and there is no closing condition related to it having procured such financing.

The Sellers on the one hand and VeriFone Nordic on the other hand have agreed to indemnify one another for certain breaches of the representations, warranties and covenants in the SPA. The Sellers' indemnification obligations (other than with respect to certain fundamental representations) is capped at EUR 100 million and the parties' respective indemnification obligations are, with certain exceptions, subject to individual and aggregate thresholds and other limitations, including obligations to mitigate liability and offset indemnification claims against other sources of recovery (including insurance claims and rights of recovery against other parties). Claims for indemnification must be brought in a timely manner under the SPA and in any event prior to February 28, 2013.

The representations, warranties and covenants in the SPA were made only for purposes of that agreement and as of specific dates, and were made solely for the benefit of the parties to the SPA. They may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between them instead of establishing these matters as facts and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third party beneficiaries under the SPA and should not rely on any of the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of any of the parties to the SPA at the time they were made or otherwise. Additionally, the representations, warranties, covenants, conditions and other terms of the SPA are subject to waiver or modification.

VeriFone, Inc., an indirect wholly-owned subsidiary of VeriFone and the indirect parent company of VeriFone Nordic has obtained an aggregate financing commitment of $1.6 billion from a syndicate of banks led by JP Morgan and including Bank of America Merrill Lynch, Wells Fargo Bank, Barclays Capital and RBC Capital Markets. These funds, in addition to existing cash balances, will be sufficient to finance the cash consideration to the Sellers and to refinance certain existing debt at Point and at VeriFone, Inc. and VeriFone, including VeriFone, Inc.'s existing senior secured credit agreement and VeriFone's 1.375% senior convertible notes due June 2012. In addition to certain other conditions, the commitment of these funds is contingent on the closing of the transaction. The funding of the financing commitment is not a condition to the transaction or to the obligations of VeriFone Nordic under the SPA.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VeriFone Systems, Inc.

Date: November 14, 2011	By:	/s/ Albert Liu
Albert Liu
Executive Vice President, Corporate Development and General Counsel